EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY NAMES STEVE COOPER AS CHIEF EXECUTIVE OFFICER

Current CEO Joe Sambataro to Retire May 17, 2006, Will Retain Board Seat

TACOMA, WA, February 16, 2006—Labor Ready, Inc. (NYSE: LRW) announced that its board of directors has named Steve Cooper as chief executive officer effective May 17, 2006.

Cooper, currently president, will succeed Joe Sambataro as CEO as part of a planned succession. Sambataro has announced his retirement but will continue to serve on Labor Ready’s board of directors.

“Steve is extremely qualified for this position,” said Sambataro. “He has collaborated with me on every key strategic initiative. He places great emphasis on sustaining growth and building shareholder value.

“Steve has been pivotal in envisioning our future and driving change,” Sambataro added. “He led our acquisition of Spartan Staffing and CLP Resources, which has provided two new platforms to sustain our growth and enabled us to expand and diversify our service offerings.”

Cooper was promoted to president of Labor Ready in 2005 after serving as executive vice president and chief financial officer since January 2001. Prior to that time, Cooper served as the company’s vice president of finance. He joined Labor Ready in 1999.

“Steve is clearly qualified to provide the leadership and strategic vision for Labor Ready’s future,” said Labor Ready Chairman Bob Sullivan. “Steve has worked very closely with Joe and has played a key role in the company’s success.

“We would like to thank Joe for driving the company’s tremendous growth,” Sullivan said, “and for his commitment to cultivating the company’s mission, vision and values. We look forward to his continuing contribution as a member of the board.”

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 885 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Stacey Burke, Director of Corporate Communications

253-680-8291